Exhibit 99.1


      CIENA Reports Fourth Quarter and Fiscal Year 2003 Results

   LINTHICUM, Md.--(BUSINESS WIRE)--Dec. 11, 2003--CIENA(R) Corporation (NASDAQ:CIEN), a leading global provider of innovative networking solutions, today reported its fourth quarter results for the period ending October 31, 2003. Revenue for the quarter totaled $70.6 million, a 3% sequential increase and an increase of 14% from same period a year ago. On a generally accepted accounting principles
(GAAP) basis, CIENA's reported net loss for the quarter was $115.0 million, or a net loss of $0.24 per share.
   Revenue for the fiscal year ending October 31, 2003 totaled $283.1 million, a 22% decrease from fiscal 2002. On a GAAP basis, CIENA's net loss for the fiscal year was $386.5 million, or a net loss of $0.87 per share, compared to the previous year's GAAP net loss of $1.6 billion, or $4.37 per share.
   "CIENA continues to make strides toward sustained profitability," said Gary Smith, CIENA's president and chief executive officer. "Since the fourth quarter of last year we have worked to enable growth by entering four new markets and by adding nine new products to our solutions portfolio as a result of both acquisitions and strategic partnerships. During that same time, we have improved gross margins 17 points and reduced our ongoing operating expenses by 25%.
   "Key to the success of CIENA's strategy of continued investment is establishing the foundation for future revenue growth," said Smith. "Overall, we believe we have made solid progress, and we are encouraged by what seems to be a greater level of stability in the telecom industry."

   Non-GAAP Presentation

   In evaluating the operating performance of its business, CIENA's management excludes certain charges or credits that are required by GAAP. These items, which are identified in the table below, share one or more of the following characteristics: they are unusual, and CIENA does not expect them to recur in the ordinary course of its business; they do not involve the expenditure of cash; they are unrelated to the ongoing operation of the business in the ordinary course; or their magnitude and timing is largely outside of the Company's control.


                                                         Fiscal Year
                                         Quarter Ended      Ended
                                          October 31,    October 31,
                                             2003           2003
 Item                                    (in thousands) (in thousands)
 ----                                    -------------- --------------
 Deferred stock compensation                    $3,487        $16,777
 Amortization of intangible assets               6,416         17,870
 In-process research and development             1,300          2,800
 Restructuring costs                            12,904         31,155
 Goodwill and intangible impairment             29,596         29,596
 Loss on equity investments, net                 4,750          4,760
 Loss on extinguishment of debt                      -         20,606
 Nortel settlement                                   -          2,500
 Income tax benefit on adjusted net loss        20,031         91,975
                                         -------------- --------------
                       Total Adjustments       $78,484       $218,039
                                         ============== ==============

 GAAP Net Loss                               $(115,040)     $(386,517)
 Adjusted for items above                       78,484        218,039
                                         -------------- --------------
 Non GAAP Net Loss                            $(36,556)     $(168,478)
                                         ============== ==============

   Please see Appendix A for additional information about this table.

   These adjustments are not in accordance with GAAP, and making these adjustments may not permit meaningful comparisons to other companies. As of the quarter ended October 31, 2003, CIENA's weighted average shares outstanding were approximately 470,244,000. Adjusting CIENA's quarterly GAAP results as noted would reduce the Company's net loss in its fourth fiscal quarter to $0.08 per share.
   As of the fiscal year ended October 31, 2003, CIENA's weighted average shares outstanding were approximately 446,696,000. Adjusting CIENA's twelve-month GAAP results as noted would reduce the Company's net loss for the period to $0.38 per share.

   Fourth Quarter 2003 Performance Highlights

   --  Recognized revenue from 99 customers.

   -- Completed the acquisition of Akara Corporation, recognizing initial revenue from Akara's CN platform in the quarter and adding 16 new CN customers.

   -- Added six additional (non CN) first-time, revenue-generating customers in the quarter.

   -- Ended the quarter with cash and short- and long-term investments valued at $1.63 billion, using cash of $123 million in the quarter.

   -- Delivered lower-than-expected research and development, sales and marketing, and general and administrative operating expenses, despite the addition of a full quarter of WaveSmith-related expenses and the addition of Akara-related expenses.

   Fourth Quarter 2003 Solution and Strategic Highlights

   --  Entered the extended SONET/SDH-based storage area networking
        (SAN) market with the acquisition of Akara.

   --  Integrated Ethernet multiplexing into ONLINE Edge.

   -- Entered the service edge router market with a worldwide reseller agreement with Laurel Networks.

   -- Entered the multiservice transport market with a worldwide reseller agreement with Luminous Networks.

   -- Reduced the cost of delivering storage extension services by introducing ESCON enhancements to the ONLINE Edge platform.

   --  Gained 'RUS Acceptance' from USDA's Rural Utilities Service on
        CIENA's metro networking solutions.

   Business Outlook

   "In the last year, we have substantially increased CIENA's addressable market and we believe, our future revenue and earnings potential, by entering new markets where we anticipate growth, predominantly as a result of the demand for a converged, all-service network," said Smith. "Going forward, we will look for additional opportunities to further expand our solution portfolio and to increase our addressable market through both additional partnerships and acquisitions.
   "We expect that revenue in our first fiscal quarter will be flat to up as much as ten percent from our fiscal fourth quarter revenue, though as always, these expectations include some risk. We are growing increasingly confident about our position with a number of incumbent carriers and believe that the combination of new wins, our broader solutions offering and our expanding customer base will fuel meaningful revenue growth in fiscal 2004," concluded Smith.

   Live Web Broadcast of Q4 and Fiscal Year Results Conference Call

   CIENA will host a discussion of its fourth quarter and fiscal 2003 results with investors and financial analysts today, Thursday, December 11, 2003 at 8:30 a.m. (Eastern). The live broadcast of the discussion will be available via CIENA's homepage at www.CIENA.com. An archived version of the discussion will be available shortly following the conclusion of the live broadcast on the Investor Relations page of CIENA's website at: www.CIENA.com/investors.

   NOTE TO CIENA INVESTORS

   This press release contains certain forward-looking statements based on current expectations, forecasts and assumptions of CIENA (the Company) that involve risks and uncertainties. Forward-looking statements in this release, including: CIENA continues to make strides toward sustained profitability; key to the success of CIENA's strategy of continued investment is establishing the foundation for future revenue growth; overall, we believe we have made solid progress, and we are encouraged by what seems to be a greater level of stability in the telecom industry; in the last year, we have substantially increased CIENA's addressable market and we believe, our future revenue and earnings potential, by entering new markets where we anticipate growth, predominantly as a result of the demand for a converged, all-service network; going forward, we will look for additional opportunities to further expand our solution portfolio and to increase our addressable market through both additional partnerships and acquisitions; we expect that revenue in our first fiscal quarter will be flat to up as much as ten percent from our fiscal fourth quarter revenue, though as always, these expectations include some risk; and, we are growing increasingly confident about our position with a number of incumbent carriers and believe that the combination of new wins, our broader solutions offering and our expanding customer base will fuel meaningful revenue growth in fiscal 2004, are based on information available to the Company as of the date hereof. The Company's actual results could differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with the Company's business, which include the risk factors disclosed in the Company's Report on Form 10-K filed with the Securities and Exchange Commission on December 11, 2003. Forward-looking statements include statements regarding the Company's expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would" or similar words. The Company assumes no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

   (Consolidated Statements of Operations and Consolidated Balance
Sheets follow)


                           CIENA CORPORATION
                 CONSOLIDATED STATEMENTS OF OPERATIONS
                 (in thousands, except per share data)
                              (unaudited)

                             Quarter Ended           Year Ended
                              October 31,            October 31,
                         ---------------------   ---------------------
                            2002       2003         2002       2003
                         ---------- ----------   ---------- ----------

Revenue:
        Products           $49,726    $56,858     $304,155   $240,772
        Services            12,192     13,786       57,000     42,364
                         ---------- ----------   ---------- ----------
Total revenue               61,918     70,644      361,155    283,136
                         ---------- ----------   ---------- ----------
Costs:
        Products            36,479     35,563      228,074    158,898
        Services            15,322     14,189       81,485     56,489
        Excess and
         obsolete
         inventory costs     1,592     (1,138)     286,475     (5,296)
                         ---------- ----------   ---------- ----------
Total cost of goods sold    53,393     48,614      596,034    210,091
                         ---------- ----------   ---------- ----------
        Gross profit
         (loss)              8,525     22,030     (234,879)    73,045
                         ---------- ----------   ---------- ----------

Operating Expenses
        Research and
         development        61,355     45,809      239,619    199,699
        Selling and
         marketing          32,012     26,389      130,276    103,193
        General and
         administrative     14,883      7,737       52,612     38,478
        Deferred stock
         compensation
         costs
         Research and
          development        4,396      2,688       15,672     12,824
         Selling and
          marketing            911        606        3,560      2,728
         General and
          administrative(1)    433        193        1,092      1,225
        Amortization of
         intangible
         assets              3,003      6,416        8,972     17,870
        In-process
         research and
         development             -      1,300            -      2,800
        Restructuring
         costs              78,691     12,904      225,429     31,155
        Goodwill and
         intangible
         impairment        557,286     29,596      557,286     29,596
        Provision for
         doubtful
         accounts                -          -       14,813          -
                         ---------- ----------   ---------- ----------
         Total operating
          expenses         752,970    133,638    1,249,331    439,568
                         ---------- ----------   ---------- ----------
Loss from operations      (744,445)  (111,608)  (1,484,210)  (366,523)
Interest and other
 income, net                16,370      9,662       61,145     42,959
Interest expense           (15,583)    (7,997)     (45,339)   (36,331)
Loss on equity
 investments, net           (9,937)    (4,750)     (15,677)    (4,760)
Loss on extinguishment
 of debt                    (2,683)         -       (2,683)   (20,606)
                         ---------- ----------   ---------- ----------
Loss before income taxes  (756,278)  (114,693)  (1,486,764)  (385,261)
Provision (benefit) for
 income taxes               (1,508)       347      110,735      1,256
                         ---------- ----------   ---------- ----------
Net loss                 $(754,770) $(115,040) $(1,597,499) $(386,517)
                         ========== ==========   ========== ==========

Basic and diluted net
 loss per common share
 and dilutive potential
 common share               $(1.75)    $(0.24)      $(4.37)    $(0.87)
                         ========== ==========   ========== ==========
Weighted average basic
 common and dilutive
 potential common
 shares outstanding        431,257    470,244      365,202    446,696
                         ========== ==========   ========== ==========

(1) During the quarter and year ended October 31, 2002 general and administrative costs include $1.8 million related to the settlement of Pirelli litigation. During the year ended October 31, 2003 general and administrative costs include $2.5 million related to the settlement of Nortel litigation.



                           CIENA CORPORATION
                      CONSOLIDATED BALANCE SHEETS
                   (in thousands, except share data)

                                                     October 31,
                                               ----------------------
                                                  2002        2003
                                               ----------  ----------
                    ASSETS
Current assets:
 Cash and cash equivalents                       $377,189    $309,665
 Short-term investments                         1,130,414     796,809
 Accounts receivable, net                          28,680      43,600
 Inventories, net                                  47,023      44,995
 Prepaid expenses and other                        54,351      34,334
                                               ----------  ----------
  Total current assets                          1,637,657   1,229,403
Long-term investments                             570,861     519,744
Equipment, furniture and fixtures, net            196,951     114,930
Goodwill                                          212,500     336,039
Other intangible assets, net                       62,457     108,408
Other long-term assets                             70,596      69,641
                                               ----------  ----------
    Total assets                               $2,751,022  $2,378,165
                                               ==========  ==========

     LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
 Accounts payable                                 $39,841     $44,402
 Accrued liabilities                              132,588      98,926
 Restructuring liabilities                         27,423      14,378
 Unfavorable lease commitments                      7,630       9,380
 Income taxes payable                                   -       4,640
 Deferred revenue                                  15,388      14,473
 Other current obligations                            948           -
                                               ----------  ----------
  Total current liabilities                       223,818     186,199
 Long-term deferred revenue                        15,444      14,547
 Long-term restructuring liabilities               65,742      52,164
 Long-term unfavorable lease commitments           70,124      61,312
 Other long-term obligations                        5,009       2,698
 Convertible notes payable                        843,616     730,428
                                               ----------  ----------
  Total liabilities                             1,223,753   1,047,348
                                               ----------  ----------
Commitments and contingencies
Stockholders' equity:
 Preferred stock - par value $0.01; 20,000,000
  shares authorized; zero shares issued
  and outstanding                                       -           -
 Common stock - par value $0.01; 980,000,000
  shares authorized; 432,842,481 and
  473,214,856 shares issued and outstanding         4,328       4,732
 Additional paid-in capital                     4,683,865   4,861,182
 Deferred stock compensation                      (24,983)     (9,664)
 Notes receivable from stockholders                (3,866)       (448)
 Accumulated other comprehensive income             8,840       2,447
 Accumulated deficit                           (3,140,915) (3,527,432)
                                               ----------  ----------
  Total stockholders' equity                    1,527,269   1,330,817
                                               ----------  ----------
 Total liabilities and stockholders' equity    $2,751,022  $2,378,165
                                               ==========  ==========


                              Appendix A

   The adjustments management makes in analyzing CIENA's fourth quarter and fiscal 2003 GAAP results are as follows:

   -- Deferred stock compensation costs - a non-cash expense largely unrelated to normal operations, and which arises under GAAP accounting from the assumption of unvested stock options issued by any companies we acquire, including Cyras, ONI and WaveSmith.

   -- Amortization of intangible assets - a non-cash expense unrelated to normal operations arising from acquisitions of intangible assets, principally developed technology acquired in the Cyras, ONI, WaveSmith and Akara acquisitions which CIENA is required to amortize over its expected useful life.

   -- In-process research and development - a non-recurring expense related to acquired technology.

   -- Restructuring costs - non-recurring charges, unrelated to normal operations, incurred as the result of reducing the size of the Company's operations to align its resources with the reduced size of the telecommunications market as well as the result of targeting new segment opportunities within the overall market.

   -- Goodwill and intangible impairment - a non-cash expense unrelated to normal operations.

   -- Loss on equity investments, net - a decline in the fair market value of an equity investment that is determined to be other-than-temporary.

   -- Loss on extinguishment of debt - a non-recurring expense, unrelated to normal operations.

   -- Nortel litigation - a non-recurring expense, unrelated to normal operations incurred in the first quarter fiscal 2003 and included in general and administrative expense for fiscal 2003.

   -- Income tax benefit on adjusted net loss - the income tax charge or benefit on the adjusted net loss, which is a necessary adjustment for consistency. The Company currently has a full valuation allowance for GAAP reporting purposes and accordingly does not recognize a tax benefit for losses generated.

   ABOUT CIENA

   CIENA Corporation delivers innovative network solutions to the world's largest service providers and enterprises, increasing the cost-efficiency of current services while enabling the creation of new carrier-class data services built upon the existing network infrastructure. Additional information about CIENA can be found at www.ciena.com.

    CONTACT: CIENA Corporation
             Investor Contacts:
             Suzanne DuLong or Jessica Towns, (888) 243-6223
             email: ir@ciena.com
                 or
             Press Contacts:
             Denny Bilter or Aaron Graham, (877) 857-7377
             email: pr@ciena.com